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                                                                     EXHIBIT 3.2


                              ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                          CEDAR SHOPPING CENTERS, INC.


                              ---------------------


         Cedar Shopping Centers, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1. The Articles of Incorporation of the Corporation, filed with the State Department of Assessments and Taxation of Maryland on June 12, 1998, as amended, are hereby amended as follows:

         (i) The first paragraph of Article IV shall be deleted in its entirety and replaced with the following:

                                  Capital Stock

                  A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 55 million shares, consisting of 50 million shares of Common Stock with a par value of $.06 per share (the "Common Stock"), amounting in the aggregate to par value of $3,000,000, and 5 million shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock"), amounting in the aggregate to par value of $50,000.

         The amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the holders of at least two-thirds of the shares of the Corporation's Common Stock entitled to vote at the Corporation's Annual Meeting held on October 9, 2003.
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         IN WITNESS WHEREOF, we the undersigned President and Secretary hereby swear under penalties of perjury that the adoption of the foregoing Articles of Amendment of Articles of Incorporation of Cedar Shopping Centers, Inc. is a corporate act of Cedar Shopping Centers, Inc. and that we have caused these Articles of Amendment to be executed and attested this 9th day of October, 2003.


                                        CEDAR SHOPPING CENTERS, INC.


                                        By:/s/ Leo S. Ullman
                                           -------------------------
                                           Leo S. Ullman, President



Attest:


/s/ Stuart H. Widowski
-----------------------------
Stuart H. Widowsky, Secretary


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